Exhibit 99.1

FOR IMMEDIATE RELEASE

Yahoo! and Overture Announce Expiration
of Hart-Scott-Rodino Waiting Period

SUNNYVALE, CA and PASADENA, CA – September 3, 2003 – Yahoo! Inc. (Nasdaq: YHOO) and Overture Services, Inc. (Nasdaq: OVER), today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in relation to the previously announced agreement for Yahoo! to acquire Overture, has expired.

The termination of this waiting period satisfies one of the conditions for Yahoo!’s acquisition of Overture.  The acquisition remains subject to other customary closing conditions, including stockholder approval.

In a separate announcement today, Overture announced that it will hold a special meeting of stockholders at 8:00 a.m. PDT on October 7, 2003 at the Marriott Courtyard Old Pasadena Hotel in Pasadena, California.  The purpose of the special meeting is for Overture shareholders to consider and vote upon a proposal to approve the company’s previously announced agreement to be acquired by Yahoo!.

About Yahoo!

Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Yahoo! is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide. Headquartered in Sunnyvale, Calif., Yahoo!’s global network includes 25 world properties and is available in 13 languages.

About Overture

Overture is a global leader in commercial search services on the Internet, providing new and more powerful ways for businesses and customers to connect online. Overture pioneered commercial search by aligning the interests of consumers, its 95,000 active, paying advertisers and its distribution partners, including Yahoo!, MSN and CNN. The company offers a full suite of Internet search products and search-related services. In addition, the company operates the AltaVista.com and AlltheWeb.com Web sites. Founded in 1997, Overture is based in Pasadena, Calif., with U.S. offices in New York, Chicago, San Francisco and Palo Alto, Calif. The headquarters for Overture’s non-U.S. business is in Ireland, with offices in the United Kingdom, Germany, France, Italy, Norway, Japan, South Korea and Australia. On July 14, 2003, Yahoo! and Overture signed a definitive agreement for Yahoo! to acquire Overture subject to certain conditions. For more information about Overture, visit www.overture.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the proposed acquisition of Overture by Yahoo! and the date of the proposed special meeting of stockholders. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially. These risks and uncertainties include, among others: possible adjournment or postponement of the special meeting of stockholders; failure to satisfy conditions to closing of the merger, including receipt of Overture stockholder approval; and the risk that the benefits of Overture’s acquisition by Yahoo! will not be achieved or will take longer than expected.  For a discussion of other risks that could cause actual results or events to differ materially from such forward-looking statements, see the discussion of “Risks That Could Affect Our Financial Condition and Results of Operations” in Overture’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2003 and “Risk Factors” in Yahoo’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2003 and “Risk Factors” in the proxy statement/prospectus of Overture and Yahoo! dated September 3, 2003 relating to the proposed acquisition. Yahoo! and Overture undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Additional Information About the Merger and Where to Find It

Yahoo! and Overture have filed with the SEC a preliminary prospectus/proxy statement and other relevant materials in connection with the proposed acquisition (the “Merger”) of Overture by Yahoo! pursuant to the terms of an Agreement and Plan of Merger by and among Yahoo!, July 2003 Merger Corp., a wholly-owned subsidiary of Yahoo!, and Overture.  The final prospectus/proxy statement will be mailed to the stockholders of Overture. Investors and security holders of Overture are urged to read the prospectus/proxy statement and the other relevant materials when they become available because they will contain important information about Yahoo!, Overture and the proposed merger.  The prospectus/proxy statement and other relevant materials (when they become available), and any other documents filed by Yahoo! or Overture with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Yahoo! by contacting Yahoo! Investor Relations, 701 First Avenue, Sunnyvale, California 94089, 408-349-3300.  Investors and security holders may obtain free copies of the documents filed with the SEC by Overture by contacting Overture Investor Relations, 74 North Pasadena Avenue, Pasadena, California 91103, 888-811-4686. Investors and security holders of Overture are urged to read the prospectus/proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Yahoo!, Terry Semel, Yahoo!’s Chairman and Chief Executive Officer, and certain of Yahoo!’s other executive officers may be deemed to be participants in the solicitation of proxies of Overture stockholders in connection with the proposed merger.  Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Mr. Semel and certain of Yahoo!’s other executive officers in the solicitation by reading the prospectus/proxy statement when it becomes available.

Overture, Ted Meisel, Overture’s Chief Executive Officer and President, and Overture’s other directors and executive officers may be deemed to be participants in the solicitation of proxies of Overture stockholders in connection with the proposed merger. Such individuals may have interests in the proposed merger, including as a result of holding options or shares of Overture common stock.  Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Mr. Meisel and Overture’s other directors and executive officers in the solicitation by reading the prospectus/proxy statement when it becomes available.

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Media Contact for Yahoo!:

Joanna Stevens, Yahoo! Inc., (408) 349 7855, joanna@yahoo-inc.com

Investor Contact for Yahoo!:

Cathy La Rocca, Yahoo! Inc., (408) 349 5188, cathy@yahoo-inc.com

Media Contact for Overture

Jim Olson, Overture Services, Inc., (626) 229 5242, jim.olson@overture.com

Investor Contact for Overture

Laurie Berman, Overture Services, Inc., (626) 229 5368, laurie.berman@overture.com